                                                                                                     Exhibit 4.3(d)

                                                                                                      May  22, 2002

Canadian Imperial Bank of Commerce,
as Administrative Agent
10880 Wilshire Boulevard
Suite 1700
Los Angeles, California 90024

         Re:      Fourth Amended and Restated Revolving Credit Agreement

Ladies and Gentlemen:

         Please  refer  to that  certain  Fourth  Amended  and  Restated  Revolving  Credit  Agreement  dated as of
November 9,  2001 among Sun International Hotels Limited, Sun International North America,  Inc., Sun International
Bahamas Limited,  various  financial  institutions and Canadian  Imperial Bank of Commerce,  as the  administrative agent  for such  financial  institutions  (as the same has been  amended  or  modified,  the  "Credit  Agreement").
Capitalized  terms used in this letter and not otherwise  defined shall have the meanings  ascribed  thereto in the
Credit Agreement.

         Section 2.2.3  of the Credit  Agreement  permits the  Borrowers  to request an optional  increase of up to
$150,000,000  in the Commitment  Amount.  This letter will evidence the formal request of the Borrowers to increase the Commitment  Amount by  $100,000,000,  effective as of May 31, 2002.  After giving effect to such increase,  the
Commitment  Amount under the Credit  Agreement will be  $300,000,000.  The  Administrative  Agent and the Borrowers
have agreed that the  $100,000,000  in new Commitments  will be allocated among such financial  institutions as may be  mutually  agreed by the  Administrative  Agent and the  Borrowers.  This  letter  will also  confirm  that each
Increasing  Lender will receive a fee of 25 basis points on the amount of the increase in its  Commitment  and that each Additional Increasing Lender will receive a fee of 25 basis points on the amount of its new Commitment.

         Upon the  effectiveness  of the proposed  increase to the  Commitment  Amount,  the Borrowers  shall issue replacement  Notes to each Increasing  Lender and new Notes to each  Additional  Increasing  Lender.  To the extent that such  increase  results in any loss or expense to any Lender as the result of the  prepayment of any LIBO Rate
Loan on a date other than the scheduled last day of the interest  period  applicable  thereto,  the Borrowers shall be responsible for such loss or expenses pursuant to Section 4.4.

         If this  letter  accurately  reflects  your  understanding  please so  indicate  by  signing  in the space provided below and returning a copy of this letter to us.

                                                     Very truly yours,

                                                     SUN INTERNATIONAL HOTELS LIMITED

                                                     By: ____________________________________
                                                     Its:____________________________________

                                                     SUN INTERNATIONAL NORTH AMERICA, INC.

                                                     By: ____________________________________
                                                     Its:____________________________________

                                                     SUN INTERNATIONAL BAHAMAS LIMITED

                                                     By: ____________________________________
                                                     Its:____________________________________

Accepted and Agreed
as of June 4, 2002:

CANADIAN IMPERIAL BANK OF COMMERCE,
as Administrative Agent

By:______________________________________
Title:  Managing Director,
           CIBC World Markets Corp., AS AGENT